                                                                    EXHIBIT 12.1


                            COX COMMUNICATIONS, INC.


                     STATEMENT SETTING FORTH COMPUTATION OF

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                      Year ended December 31
                                                    1999          1998          1997         1996          1995
                                                  --------      --------      --------     --------     --------
                                                                        (Dollars in Millions)
Earnings available for Fixed Charges:

Income (loss) before minority interest            $  900.5      $1,270.7      $ (136.5)    $  (51.6)    $  103.8
Income tax expense (benefit)                         580.0         822.8         (53.5)        23.0         99.9
Equity in net losses of affiliated companies          90.5         547.2         404.4        170.4         79.7
Fixed Charges (see below), excluding
     capitalized interest                            348.0         233.2         210.6        151.2        136.6
                                                  --------      --------      --------     --------     --------
     Total                                        $1,919.0      $2,873.9      $  425.0     $  293.0     $  420.0
                                                  ========      ========      ========     ========     ========
Fixed charges:

Interest expense                                  $  305.7      $  223.3      $  202.1     $  146.1     $  132.3
Minority interest expense                             29.0            --            --           --           --
Capitalized interest                                    --            --           0.1         43.2         14.2
Interest component of rentals charged to
     income                                           13.3           9.9           8.5          5.1          4.3
Dividends on subsidiary preferred stock                 --            --            --           --           --
                                                  --------      --------      --------     --------     --------
     Total fixed charges including
          capitalized interest                    $  348.0      $  233.2      $  210.7     $  194.4     $  150.8
                                                  ========      ========      ========     ========     ========
Ratio of earnings to fixed charges                     5.5          12.3           2.0          1.5          2.8
                                                  ========      ========      ========     ========     ========

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
                                                 Nine Months Ended Sept 30
                                                    2000           1999
                                                 ---------      ----------
                                                   (Dollars in Millions)
Earnings available for Fixed Charges:

Income (loss) before minority interest            $2,051.7      $  775.8
Income tax expense (benefit)                         847.9         497.9
Equity in net losses of affiliated companies           6.5          87.6
Fixed Charges (see below), excluding
     capitalized interest                            483.7         210.2
                                                  --------      --------
                                                  $3,389.8       1,571.5
     Total                                        ========      ========

Fixed charges:

Interest expense                                  $  400.9      $  193.8
Minority interest expense                             68.0           6.9
Capitalized interest                                    --            --
Interest component of rentals charged to
     income                                           14.8           9.5
Dividends on subsidiary preferred stock                 --            --
                                                  --------      --------
  Total fixed charges including
       capitalized interest                       $  483.7      $  210.2
                                                  ========      ========
Ratio of earnings to fixed charges                     7.0           7.5
                                                  ========      ========